UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 18, 2012

LANDAUER, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-9788 (Commission File Number)	06-1218089 (IRS Employer Identification No.)

2 Science Road, Glenwood, Illinois 60425

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (708) 755-7000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment to Employment Agreement of William E. Saxelby

Landauer, Inc. (the “Company”) entered into an Amendment, dated December 18, 2012 (the “Amendment”), to the Employment Agreement of William E. Saxelby, President and Chief Executive Officer of the Company, dated as of September 28, 2005, as amended on March 1, 2006 and May 1, 2009 (the “Employment Agreement”).

Prior to the Amendment, the Employment Agreement provided that Mr. Saxelby would participate in the Landauer, Inc. Executive Special Severance Plan (the “Severance Plan”), and that if the Severance Plan were terminated or amended in a manner adverse to him, he would be entitled to the benefits he would have received under the Severance Plan but for such termination or amendment (the “Severance Plan Protection Provision”).

The Company has amended the Severance Plan to (i) revise the definition of “Nonqualifying Termination” to remove the exception from such definition for an employee’s voluntary termination of employment for any reason during the 30-day window period commencing one year after a “Change in Control” (as such term is defined in the Severance Plan), and (ii) to provide that a participant will not be entitled to a “Gross-Up Payment” under any circumstances, but rather that his or her benefits and payments that may be subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), will either (A) be reduced to the extent necessary to avoid such payments and benefits being subject to such excise tax, or (B) remain unchanged and subject to such excise tax, whichever results in a better after-tax result to the participant (such amendments described in clauses (i) and (ii), the “Severance Plan Amendments”), each of which amendments may be adverse to Mr. Saxelby.

The Amendment modifies the Severance Plan Protection Provision so that it does not apply with respect to the Severance Plan Amendments. In consideration for this modification, the Amendment provides Mr. Saxelby with a retention award in the form of a restricted share award under the long-term incentive compensation component of the Landauer, Inc. Incentive Compensation Plan with a value on the grant date equal to $1.2 million, 20% of which will become vested on each of the first, second and third anniversaries of such grant date and 40% of which will become vested on the fourth anniversary of the grant date.

This disclosure is qualified in its entirety by reference to the complete Amendment to the Employment Agreement filed as Exhibit 10.1 to this current report on Form 8-K.

Amendments to Executive Special Severance Plan

As disclosed above, the Company has amended the Severance Plan consistent with the Severance Plan Amendments described above, and to clarify that participants may consent to amendments that would otherwise not become effective or would be subject to delayed effectiveness. These amendments to the Severance Plan will be effective one hundred twenty (120) days after the employees are notified of such amendments pursuant to the provisions of the Severance Plan.

In addition, a further amendment was made to the Severance Plan to satisfy certain requirements of Section 409A of the Code, which is effective immediately.

This disclosure is qualified in its entirety by reference to the complete Amendments to the Severance Plan filed as Exhibit 10.2 to this current report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

	10.1	Amendment to Employment Agreement dated as of December 18, 2012 between the Company and William E. Saxelby

	10.2	Amendments to the Landauer, Inc. Executive Special Severance Plan dated December 18, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANDAUER, INC.

December 21, 2012	By:	/s/ Michael K. Burke
Michael K. Burke
Senior Vice President and Chief Financial Officer (Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment to Employment Agreement dated as of December 18, 2012 between the Company and William E. Saxelby

10.2	Amendments to the Landauer, Inc. Executive Special Severance Plan dated December 18, 2012